Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-171396, 333-163941 and 133-138226) and Form S-3 (Nos. 333-170538, 333-161756, 33-158126 and 333-147721) of Cadence Pharmaceuticals, Inc. and in the related Prospectuses of our reports dated March 4, 2011, with respect to the financial statements, and the effectiveness of internal control over financial reporting of Cadence Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

San Diego, California

March 4, 2011